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                                                                    EXHIBIT 5.1

                  [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]


                                 June 12, 1997


Endosonics Corporation
2870 Kilgore Road
Rancho Cordova, California 95670


        Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,742,025 shares of Common Stock (the "Shares") of Endosonics Corporation (the "Company") to be issued to the stockholders of Cardiometrics, Inc. ("Cardiometrics") in connection with a merger pursuant to which Cardiometrics would become a wholly-owned subsidiary of the Company. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

        It is our opinion that, when issued in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, such Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement and in any amendment thereto.

                                       Very truly yours,



                                       BROBECK, PHLEGER & HARRISON LLP

                                       /s/ Brobeck, Phleger & Harrison LLP